Exhibit 10.1

December 22, 2004

Mr.  John V. Herndon
483 Longview Drive
Waynesville, NC 28786

RE: Advisor-to-the-President Agreement

Dear John:

        This letter serves to confirm that Theragenics Corporation®(the “Company”) would like to continue your employment as Advisor-to-the-President at an increased salary including your current fringe benefits through December 31, 2005. More specifically, the Company is extending your employment as Advisor-to-the-President through December 31, 2005 at an annual salary of $75,000 to be paid on a bi-weekly schedule. You will also receive benefits commonly provided to Company employees. These benefits will include, but not be limited to, medical insurance with the Company paying 75% of your coverage premium, long and short-term disability insurance with the Company paying the entire premium and participation in the Company’s 401K plan.

        By signing below, you accept the provisions of your continuation of employment with the Company as outlined above. Please return a signed copy to Tracy Caswell, General Counsel. Thank you for your past contributions to the Company and your willingness to participate in our future growth.

For Theragenics Corporation®	Agreed to by:

/s/ M. Christine Jacobs M. Christine Jacobs Chairman, CEO and President	/s/ John V. Herndon John V. Herndon